                                                                Exhibit 3(i)(gg)


                              ARTICLES OF INCORPORATION

                                          OF

                            UPPER MICHIGAN HOLDINGS, INC.


     1.   The name of the corporation is "Upper Michigan Holdings, Inc."

     2. The number of shares that the corporation is authorized to issue is 5,000 shares of common stock.

     3. The post office address of the corporation's initial registered office is 100 Shockoe Slip, 3rd Floor, Richmond, Virginia 23219, located in the City of Richmond, Virginia, and the name of the corporation's initial registered agent at the aforesaid office is Charles W. Laughlin, who is a resident of Virginia and a member of the Virginia State Bar.


                                        Upper Michigan Holdings, Inc.



Date:                                   By:
     ----------                            --------------------------------
                                           Alison V. Fauls,
                                           Incorporator